Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ms. Iris Yan	Mr. Crocker Coulson, President
Investor Relations Manager	CCG Investor Relations
China Information Security Technology, Inc.	Tel: +1-646-213-1915 (NY office) or
Tel: +86-135-1085-5460	Mr. Gary Chin, Tel: +1-646-213-1909
Email: irisyan@chinacpby.com	Email: crocker.coulson@ccgir.com
www.chinacpby.com	www.ccgirasia.com

China Information Security Technology, Inc. Announces
Strong Fourth Quarter and Year 2008 Results

  2008 Revenue Climbs 127.4% year over year to $85.3 Million

  2008 GAAP Net income was $23.8 million, or $0.51 per basic and diluted share

  2008 Non-GAAP Net income was $26.7 million, or $0.58 per basic and $0.57 per diluted share

SHENZHEN, China, March 16, 2009 – China Information Security Technology, Inc., (NASDAQ: CPBY) (“China Information Security,” “CIST” or the “Company”), a leading application software developer, systems integrator and full-service Geographic Information Systems (“GIS”) solutions provider to public security and civil-use markets in China, today reported strong financial results for the fourth quarter and for the year ended December 31, 2008.

Fourth Quarter 2008 Highlights

On GAAP basis:

  Revenues increased to $19.0 million, from $11.7 million

  Gross profit rose to $8.8 million, from $5.3 million

  Operating income increased to $3.8 million, from $2.7 million

  Net income was $5.12 million, or $0.11 per basic and diluted share

On a non-GAAP basis*:

  Revenues increased 62.8% period over period to $19.0 million

  Gross profit increased 70.2% to $8.8 million

  Operating income increased 41.6% to $4.9 million, with a 25.8% operating margin*

  Net income grew 68.9% to $6.3 million or $0.13 per basic and diluted share*

* Includes the consolidation of iASPEC and excludes Stock Based Compensation (“SBC”) and Amortization of Intangible Assets. See Table 1 for a reconciliation of Net Income and EPS to exclude SBC and Amortization of Intangible Assets.

“We are pleased to announce significant growth during the last quarter of 2008, in our top line and bottom line performance,” said Mr. Jiang Huai Lin, Chairman and CEO of the Company.  “We successfully secured a series of contracts in the quarter and also won significant recognition from various government organizations, which has helped to further strengthen our brand recognition and expansion opportunities. We successfully met our guidance for 2008 of $85 million in revenue and exceeded our $0.56 earnings per share goals, excluding stock-based compensation and amortization of intangible assets.  Although China’s economy has slowed and capital market conditions remain challenging due to the current unprecedented economic crisis, management is confident that 2009 will be another fruitful year for China Information Security. We expect that the selection of our PGIS technology for use in standardizing PGIS technologies nationally, China’s massive stimulus plan and construction for the 2011 26th World University Games in Shenzhen will be some of our key growth drivers this year.”

During the quarter, the Company achieved the following milestones:

  Successfully expanded its presence to 26 provinces and provincial cities across China

  Signed new contracts in the fourth quarter valued at $28.2 million, including: a Remote Sensing contract in Guangdong Province valued at $2.9 million; and a PGIS contract from the Industry and Commerce Administrative Bureau of Hainan Province valued at $2.73 million

  Ranked by Deloitte as one of the top 50 fastest growing high-technology enterprises in China for 2008

  Closed the acquisition of Shenzhen Zhongtian Technology Development Co., Ltd., launching the Company in the Digital Hospital Industry

  Strengthened its management team with the appointment of Ms. Wendy Wang as Chief Financial Officer

  Ranked for the "Deloitte Technology Fast 500 Asia Pacific 2008 Award"

  Achieved an estimated $30.68 million in backlog contracts, consisting of $22.09 million related to contracts that were incomplete as of December 31, 2008, and $8.59 million related to newly signed, but not yet implemented contracts

Fourth Quarter 2008 Results

On a non-GAAP basis*:

Revenue is generated from our integrated hardware and software products and through related after-sales services. In the fourth quarter of 2008 we experienced solid growth in revenues. Revenue for the fourth quarter of 2008 increased $7.33 million, or 62.8%, to $19.0 million, as compared to $11.7 million for the same period of 2007. The increase in our revenues was mainly due to our expansion in the market, the development of our new product lines and our procurement of several large-scale system integration projects in the fourth quarter of 2008. In February and November of 2008, respectively, Bocom and Zhongtian became our wholly owned subsidiaries and Geo became the subsidiary of our VIE, iASPEC.  For the fourth quarter of 2008, these companies collectively contributed $ 6.74 million.

Gross profit increased $3.6 million to $8.8 million, for the fourth quarter of 2008, from $5.2 million in 2007.  Gross profit as a percentage of revenue was 46.6% for the fourth quarter of 2008.

Administrative expenses increased to $3.7 million in the fourth quarter of 2008, from $1.9 million in the same period last year. The increase was mainly attributable to an increase in administrative staff and increased administrative costs such as salary, office operation expenses and legal and audit fees in connection with the expansion of the Company’s operations during the 2008 period. As a percentage of revenue, administrative expenses increased to 19.6% for the three months ended December 31, 2008, from 16.6% for the same period in 2007.

For the fourth quarter of 2008, research and development expenses increased to $0.62 million, from $0.46 million for the same period of 2007, a $0.16 million, or 34% increase, from period to period. Increases related to iASPEC and IST reflect our efforts to address the increasingly sophisticated needs of our customers for the support of existing and emerging hardware, software, database and networking platforms, and for the development and introduction of enhancements to our existing products and new products on a timely basis in order to keep pace with technological developments. We capitalize incurred costs to finished products after technological feasibility is established.

Selling expenses increased $0.6 million, or 443%, to $0.7 million for the fourth quarter of 2008, from $0.1 million in the same period of 2007. The increase was mainly due to the consolidation of Bocom, Geo and Zhongtian, which collectively contributed $0.5 million to our selling expenses in the fourth quarter of 2008. As a percentage of revenue, our selling expenses increased to 3.9% for the fourth quarter of 2008, from 1.2% in the fourth quarter of 2007. We believe such increase was generally in line with the increase in our revenue.

Operating income for the fourth quarter of 2008, increased to $4.9 million, up 41.6% from $3.5 million for the same period in 2007.*  Operating income as a percentage of revenue decreased to 25.8% during the fourth quarter of  2008, from 29.7% for the same period in 2007. This decrease was due to the lower margins reported by recent acquisitions, as well as the significantly higher costs for procured hardware and other subcontracting costs related to the implementation of several large-scale systems integration projects.

The company’s subsidiaries, IST, ISS, Bocom, Zhongtian, and our VIE, iASPEC (exclusive of Geo), are all governed by the Income Tax Laws of the PRC and are subject to the PRC’s enterprises income tax, or EIT, at a rate of 18% of assessable profits in 2008. Geo is subject to EIT at a rate of 15% of assessable profits as a High-Tech Enterprise. However, after offsetting accumulated losses from prior years, Geo had no assessable profit subject to EIT for the year 2008.  In addition, IST is a Foreign Investment Enterprise or FIE engaged in the advanced technology industry which entitles it to a two-year exemption from EIT followed by a 50% tax exemption for the next three years.  Income tax expenses for the three months ended December 31, 2008 and 2007, was $0.64 million and $0.07 million, respectively.

Net income increased 68.9% to $6.3 million in the fourth quarter of 2008, or $0.13 per basic and diluted share, compared to $3.7 million during the same period of 2007, or $0.09 per basic and diluted share.*

*Includes the consolidation of iASPEC and excludes Stock Based Compensation (“SBC”) and Amortization of Intangible Assets. See Table 1 for a reconciliation of Net Income and EPS to exclude SBC and Amortization of Intangible Assets.

Full Year 2008 Financial Results

On a non-GAAP basis*:

For the year ended December 31, 2008, revenue increased to $85.3 million, up 127.5%, from $37.5 million for prior year.  Gross profit for 2008 was $39.1 million, an increase of 108.0% from $18.8 million in 2007. Gross profit as a percentage of revenue decreased to 45.8% for the year ended December 31, 2008, from 50.1% for the twelve months ended December 31, 2007.  Operating income for 2008 was $26.8 million, up 90.5% from $14.1 million in 2007. Operating margin was 31.4% in 2008, compared to 37.6% in 2007.  The lower margin in 2008 was primarily due to lower margins reported by recent acquisitions and higher costs for procured hardware and other subcontracting costs related to the implementation of several large-scale system integration projects. Net income increased to $26.7 million, or $0.57 per fully diluted share, up 88.6% from $14.2 million for 2007, or $0.35 per basic and diluted share.*

*Includes the consolidation of iASPEC and excludes Stock Based Compensation (“SBC”) and Amortization of Intangible Assets. See Table 1 for a reconciliation of Net Income and EPS to exclude SBC and Amortization of Intangible Assets.

Financial Condition

As of December 31, 2008, the Company had $15.4 million in cash and cash equivalents and short term investments. Shareholders’ equity increased to $109.1 million, up from $74.0 million on December 31, 2007.  For 2008, cash flow provided by operations totaled $4.5 million due to an increase in working capital required to finance steady growth. Cash used in investing activities totaled $21.0 million. Cash provided by financing activities totaled $5.2 million in 2008 largely due to a short term bank loan.

Recent Developments

  CIST’s PGIS product was named as a "Shenzhen Innovative Product"

  The Company won contracts for the Command System and Remote Data Backup System for the Shenzhen General Station of Exit and Entry Frontier Inspection, the First Responder Coordination Platform for the Shenzhen Transportation Bureau, and the Shenzhen Traffic Police GIS System, with a combined contract value of $5.7 million

  China's Ministry of Public Security selected the Company's core police-use GIS ("PGIS") technology for use in standardizing PGIS technologies nationally

  The Company has entered into a non-binding letter of intent to acquire Huipu Electronic (Shenzhen) Co., Ltd. (''Huipu''), a leading developer and manufacturer of customized LCD/LED multi-screen display systems in China and the holder of numerous technology patents, trademarks, certifications and licenses

  The Company’s GeoGlobe Software successfully passed appraisal by China's National Bureau of Mapping and Surveying

Business Outlook

Management continues to expect that the acquisitions of ISS, Bocom Technology, Geo and Zhongtian Technology will accelerate the Company’s geographical expansion, enhance its technological capabilities or competitive advantages, provide licensing and recurring revenue opportunities, and serve to fulfill its planned expansion into civil-use GIS markets. Furthermore, the Company expects to capitalize on its strong research and development capabilities and outstanding contract win ratio, to seize contract opportunities nationwide during Phase II of China’s “Golden Shield Project.” The Company’s success in winning follow-on orders for Intelligent Border Control products should serve as a live demonstration model for other port cities in China and also in the civil-use sector. Similarly, management believes that the Company’s recent win of the Phase II Shenzhen Residence Card Management project will serve as a model for large-scale rollouts, positioning the Company for other follow-on opportunities, should the residence card program be extended to other cities in China.

The Company’s core PGIS technology has been selected for use in the standardization of PGIS systems nationwide. The Company believes that this selection will significantly enhance its competitive position in its industry as its copyrighted technology will be recommended for use in future installed systems. Management expects that the PGIS standardization will enhance its visibility in its industry and be one of the key drivers to achieve its 2009 objectives.

Because of the end markets it serves, the Company expects to maintain a healthy growth rate through 2009, despite the current economic slowdown worldwide. In November, China’s State Economic Council unveiled a stimulus plan of approximately $586 billion for infrastructure projects aimed at boosting domestic demand. CIST’s products match public infrastructure needs, enhance security efforts by improving emergency response for police, fire and ambulance services, and are generally essential to a city’s continued growth and prosperity.  The Company believes that the central government’s desire for a harmonious society remains a strategic priority that will support increased investment in its served markets. As a result, management does not expect that current infrastructure and emergency response coordination initiatives willexperience significant impact from the current economic turmoil.  In addition, Shenzhen City, the Company’s home market, is scheduled to begin work on infrastructure and security related projects for the 2011 World University Olympic Games.

At the same time, the Company is expanding into a largely under-penetrated new vertical – the Digital Hospital industry. In 1995, the Chinese government launched the Golden Health Project to promote the application of information and communication technology to healthcare, providing sizable market opportunities for digital hospital solutions. The Company expects that Zhongtian Technology will enable it to successfully perform and maintain contracts, such as its contract to construct the digital hospital and medical information systems for three Shenzhen City hospitals. Additionally, Zhongtian Technology’s Medical Case Statistics Software can also be used to provide public health authorities with an integrated command and decision system for public health and disease control. The software can provide city governments with an additional layer of security through providing real-time disease and control statistical information.

“We closed 2008 with a strong sales and profit performance and achieved several major milestones in our corporate development,” added Mr. Lin. “For 2009, we remain optimistic that China Information Security will maintain a healthy growth rate. We have a strong foundation to weather this challenging economic environment, maintain a strong cash position, adequate liquidity, a healthy balance sheet and a fundamental business strategy that remains intact due to strong government support of our industry.”

Year 2009 Guidance

The Company has targeted revenue for 2009 of $107.5 million, an increase of 26% from the $85.3 million reported for the year 2008.  Pro-forma net income is estimated at $32.9 million for 2009, representing a 23.2% increase from the non-GAAP net income of $26.7 million for 2008.  Pro-forma earnings per share is estimated at $0.70 for 2009, up 22.8% from the Company’s earnings per share of $0.57 for 2008. The pro-forma net income and earnings per share estimates for 2009 and results for 2008 exclude any non-cash expenses as a result of employee stock awards in 2008 and 2009 and amortization of intangible assets associated with recent acquisitions.

* Table 1
Q4 2008 and Full Year 2008 Reconciliation of Operating, Net Income and EPS
to Exclude SBC and Amortization of Intangible Assets

	3 Mos. Ended	12 Mos. Ended
	December 31, 2008	December 31, 2008

Operating income	3,762,349	23,882,882
Stock based compensation ("SBC")	600,042	1,604,741
Amortization	543,014	1,354,567
Operating income (without SBC and Amortization)	4,905,405	26,842,190

Net income	5,123,378	23,786,976
Stock based compensation ("SBC")	600,042	1,604,741
Amortization	543,014	1,354,567
Net income (without SBC and Amortization)	6,266,434	26,746,284

Weighted Average Number of Shares Outstanding
Basic	46,738,491	46,398,600
Diluted	47,296,857	46,852,827

Earnings Per Share (without SBC and Amortization)
Basic	$0.13	$0.58
Diluted	$0.13	$0.57

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures in this press release due to the inclusion of financial information of iASPEC. Effective as of July 1, 2007, iASPEC became the Company’s variable interest entity, or VIE, whose operation results began to be reflected in the financial data starting from July 1, 2007. Therefore, the accompanying financial data for the twelve months ended December 31, 2008, reflect the results of operations of CIST, its subsidiaries and its VIE, while the financial data for the twelve months ended December 31 2007 reflects the results of operations of CIST and its subsidiaries and iASPEC from July 1, 2007. We have provided non-GAAP financial measures through the reallocation of net related party revenues from iASPEC before it became a consolidated entity, which is not in accordance with US GAAP. The reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measure is provided in the following section. The Company’s management believes that these non-GAAP financial measures are necessary because the abnormally high financial ratios calculated using GAAP would be misleading to investors and would not reflect the substance of the Company’s performance.

Conference Call Information

Management will conduct a conference call at 8:30 am EST on Monday, March 16, 2009 to discuss its fourth quarter and full year 2008 results.  To participate in the live conference call, please dial the call-in number five to ten minutes prior to the scheduled conference call time:

Date:

Monday, March 16, 2009

Time:

8:30 am ET

Conference Call-In #:

888-419-5570

International Callers:

617-896-9871

Conference Passcode #:

816 494 20

Webcast Link:

http://www.visualwebcaster.com/event.asp?id=56629&pw=CIST

For those unable to participate in the call at this time, please call:

Replay Call-In #:

888-286-8010

International Callers:

617-801-6888

Replay Passcode:

90769290

Replay Expires on:

Monday, March 30, 2009

About China Information Security Technology, Inc.

Through its wholly-owned Chinese subsidiary, China Information Security Technology, Inc. (“CIST” or the “Company”) headquartered in Shenzhen, China, is a leading application software developer, systems integrator and full-service Geographic Information Systems (“GIS”) solutions provider to the public security and civil-use markets in China, aiming to use information technology to improve public safety and information management. Its main business lines range from digital information security, to Geographic Information Systems (GIS), and digital hospital information systems. The Company provides a broad portfolio of fully integrated solutions and services, including its First Responder Coordination Platform, Intelligent Border Control System, Residence Card Information Management System, Police- and Civil-use GIS products, and Digital Hospital Information System to serve the growing demand for digital hospital and electronic medical record systems in China. Its commitment to leading-edge technology and quality assurance has won the Company numerous government and enterprise contracts throughout China. To learn more about the Company, please visit the corporate website at http://www.chinacpby.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of  China Information Security Technology, Inc., and its subsidiary companies.  All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding: the significance of the Company’s contract wins, its acquisition of Information Security Software, Shenzhen Bocom Multimedia Display Technology Co., Ltd., Wuda Geoinformatics Co., Ltd., Shenzhen Zhongtian Technology Development Company Ltd., its intent to acquire Huipu Electronic (Shenzhen) Co., Ltd. and its expansion into other sectors and other regions in China; the general ability of the Company to achieve its commercial objectives, in spite of the current global economic downturn and credit crisis; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

-- FINANCIAL TABLES FOLLOW --

CHINA INFORMATION SECURITY TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

Revenue - Products	$26,822,325	$2,007,800
Revenue - Software	34,958,401	13,131,578
Revenue - System integration	19,328,312	15,194,314
Revenue - Others	4,192,146	9,017
TOTAL REVENUE	85,301,184	30,342,709

Cost - Products sold	25,049,072	1,669,410
Cost - Software sold	5,628,436	2,233,493
Cost - System integration	12,196,185	8,470,467
Cost - Others	3,348,627	-
TOTAL COST	46,222,320	12,373,370

GROSS PROFIT	39,078,864	17,969,339

Administrative expenses	(10,158,863)	(3,288,657)
Research and development expenses	(2,596,430)	(797,580)
Management fee	-	(92,160)
Selling expenses	(2,440,689)	(480,465)

INCOME FROM OPERATIONS	23,882,882	13,310,477

Other income, net	938,921	79,435
Interest income	214,850	138,840
Interest expense	(179,130)	-

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	24,857,523	13,528,752

Income tax expense	(1,547,509)	(107,300)
Minority interest	(241,197)	(90,000)

INCOME FROM CONTINUING OPERATIONS	23,068,817	13,331,452

INCOME FROM DISCONTINUED OPERATIONS (NET OF TAX OF $0)	718,159

NET INCOME	23,786,976	13,331,452

Foreign currency translation gain	4,580,443	1,467,800

COMPREHENSIVE INCOME	$28,367,419	$14,799,252

Basic	46,398,600	39,718,967
Diluted	46,852,827	40,152,855

EARNINGS PER SHARE
Basic - From continuing operations	$0.50	$0.34
Basic - From discontinued operations	0.01	-
	$0.51	$0.34

Diluted - From- continuing operations	$0.49	$0.33
Diluted - From discontinued operations	0.02	-
	$0.51	$0.33

 CHINA INFORMATION SECURITY TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

	2008	2007
ASSETS

CURRENT ASSETS

Cash and cash equivalents	$9,565,252	$19,755,182
Short-term investments	5,835,838	14,966,752
Accounts receivable, net of allowance for doubtful accounts of $399,800 and $0,respectively	42,857,108	11,721,306
Bills receivable	4,481,340	-
Advances to suppliers	8,469,976	1,791,440
Amount due from related parties, net of allowance for doubtful accounts of $72,948 and $0, respectively	131,594	-
Inventories	7,107,537	4,779,930
Other receivables and prepaid expenses	6,251,484	974,475
TOTAL CURRENT ASSETS	84,700,129	53,989,085

Deposit for business acquisition	-	8,989,022
Long-term investments	3,078,405	-
Property and equipment, net	23,555,603	13,826,896
Intangible assets, net	13,115,151	4,894,397
Goodwill	24,018,894	7,154,395
TOTAL ASSETS	$148,468,182	$88,853,795

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Short-term bank loans	$6,327,992	$-
Accounts payable	10,707,728	3,079,304
Advances from customers	2,476,335	394,383
Amount due to related parties	486,136	-
Accrued payroll and benefits	1,319,386	386,699
Other payables and accrued expenses	2,553,019	600,784
Income tax payable	1,592,459	326,026
TOTAL CURRENT LIABILITIES	25,463,055	4,787,196

MINORITY INTEREST	13,907,347	10,060,657

STOCKHOLDERS' EQUITY

Common stocks, par $0.01; authorized capital, 200,000,000 shares;
Shares issued and outstanding (2008: 47,462,404; 2007:45,639,396 shares)	209,121	190,891
Additional paid-in capital	64,127,339	57,421,150
Reserve	4,964,597	1,755,552
Retained earnings	33,748,480	13,170,549
Accumulated other comprehensive income	6,048,243	1,467,800
TOTAL STOCKHOLDERS' EQUITY	109,097,780	74,005,942

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$148,468,182	$88,853,795

CHINA INFORMATION SECURITY TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
OPERATING ACTIVITIES
Net income	$23,786,976	$13,331,452
Adjustments to reconcile net income to net cash provided by operating activities:
Operating cash flows from discontinued operations	(718,153)
Depreciation	2,991,266	1,274,768
Amortization of intangible assets	1,354,567	168,747
Stock-based compensation	1,604,741	677,891
Minority interest	241,197	90,000
Gain on disposition of property and equipment	2,533	-
Provisions for losses on accounts receivable	472,750	-

Changes in operating assets and liabilities, net of effects of business acquisitions
Increase in inventories	(472,829)	(1,399,838)
Increase in accounts receivable	(30,169,244)	(4,115,867)
(Increase) decrease in other receivables, advances to suppliers and prepaid expenses	(553,400)	592,182
Decrease in receivables from and advances to iASPEC prior to VIE consolidation	-	(10,660,988)
(Increase ) in amount due from related parties	(109,422)	-
Increase in amount due to related parties	481,813	-
Increase in accounts payable	4,633,198	903,475
(Decrease) increase in advances from customers	(801,288)	54,830
Increase in other payables and accrued expenses	896,447	643,953
Increase in income tax payable	906,825	46,586

Net cash provided by operating activities	4,547,977	1,607,191

INVESTING ACTIVITIES
Increase in cash from VIE consolidation	-	4,731,140
Cash acquired from ISSI	-	326,831
Cash acquired in Geo acquisition	2,443,677	-
Cash acquired in Bocom acquisition	713,876	-
Cash acquired in Kwongtai and Zhongtian acquisition	233,243	-
Consideration paid for acquisition of ISSI	-	(7,051,469)
Consideration paid for acquisition of Geo	(7,049,073)	-
Consideration paid for acquisition of Kwongtai and Zhongtian	(9,852,455)	-
Purchase of Equity Linked Notes	-	(22,654,230)
Proceeds from sale of marketable securities	14,966,752	7,687,478
Purchased short-term investments	(5,655,605)	-
Proceeds from sales of property and equipment	1,146,671	-
Advances to third parties	-	332,479
Advances from related parties	-	115,312
Purchases of property and equipment	(8,928,057)	(6,452,450)
Capitalized and purchased software development costs	(487,541)	-
Deposit for acquisition of Bocom	-	(9,000,000)
Investing cash flows from discontinued operations	(8,576,575)

Net cash used in investing activities	(21,045,087)	(31,964,909)

 CHINA INFORMATION SECURITY TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(CONTINUED)

YEARS ENDED DECEMBER 31, 2008 AND 2007

FINANCING ACTIVITIES
Advances repaid to a third party company	-	(200,000)
Amount repaid to a stockholder	-	(82,304)
Cash received from private placement of common stock	-	49,817,486
Borrowings under short-term loans	6,314,410	-
Repayment of bank loan	(1,086,312)	-
Net cash provided by financing activities	5,228,098	49,535,182

Effect of exchange rate changes on cash and cash equivalent	1,079,082	405,402

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(10,189,930)	19,582,866
CASH AND CASH EQUIVALENTS, BEGINNING	19,755,182	172,316
CASH AND CASH EQUIVALENTS, ENDING	$9,565,252	$19,755,182

Supplemental disclosure of cash flow information:
Cash paid during the year
Income taxes, net of refund	$650,648	$24,574
Interest paid	$158,650	$-

Supplemental disclosure of non-cash investing and financing activities:

Acquired businesses

  In 2007, 883,333 shares of common stock were issued in satisfaction of the equity portion of the purchase price of approximately $ 7,067,000 of ISS.

  In 2008, 1,125,000 shares of common stock were issued and a further 1,280,807 were reserved for issuance for the equity portion of the purchase price of approximately $ 5,120,000 of Bocom and Zhongtian.

Property and equipment transfers from inventory	$78,784	$-

Revenues by segment for the three and twelve months ended December 31, 2008 and 2007 are as follows:

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007
Revenues (1)

Information Security Segment	$7,970,843	$ 2,390,674	$ 29,606,186	$ 7,639,627
GIS Segment	6,224,842	7,006,625	34,209,156	20,355,694
Product Sales Segment	4,812,676	2,347,388	21,485,842	2,347,388

	$ 19,008,361	$11,744,687	$ 85,301,184	$ 30,342,709
Percentage to revenue
Information Security Segment	42%	20%	35%	25%
GIS Segment	33%	60%	40%	67%
Product Sales Segment	25%	20%	25%	8%

(1) Revenues by operating segments exclude intercompany transactions.

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